Exhibit 99.1

Vestin Realty Mortgage II, Inc. Reports Quarterly and Year-to-Date Results
Declares Monthly Dividend of $0.065 Per Share

Las Vegas - October 26, 2006 - Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB) a real estate investment trust (“REIT”) announced net income for the quarter ended September 30, 2006 of $5.9 million, or $0.20 per weighted average common share, compared to net income of $4.7 million, or $0.16 for the previous quarter and net income of $5.8 million, or $0.18 per weighted average membership unit for the quarter ended September 30, 2005. Net income for the six months ended September 30, 2006 was $10.7 million, or $0.36 per weighted average common share compared to $5.7 million, or $0.17 per weighted average membership unit for the same period last year.

The Company also announced that on October 24, 2006, its Board of Directors declared a monthly cash dividend of $0.065 (six and one half cents) per share for the month of September, payable November 29, 2006 to shareholders of record as of November 13, 2006.

Michael V. Shustek, Chairman and CEO of Vestin Realty Mortgage II, Inc. said, “We are pleased that Vestin Realty Mortgage II, Inc. has performed so well that we have been able to continue the monthly dividend program that we began in August. In order to maintain our “REIT” federal tax status, we are required to pay out a minimum of 90% of our taxable income in the form of dividends. Going forward, the Company intends to continue to declare dividends on a regular monthly basis, based on cash requirements and available net income.”

In commenting on the quarter’s performance, Mr. Shustek stated, “During the quarter we sold three properties for cash that we had obtained through foreclosure. Proceeds from the sales totaled $25.2 million and resulted in a pre-tax gain of $1.5 million. In addition, during the quarter, we were able to reinvest a significant portion of the $60 million of cash that we had on hand at the start of the quarter in new real estate loans.”

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers. As of September 30, 2006 the Company had assets of over $287 million. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial services company. Since 1995, Vestin Mortgage Inc. and its affiliates mortgage activities have facilitated more than $2.0 billion in lending transactions.

Forward-Looking statements:

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies, if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Realty Mortgage II, Inc.
John Alderfer
702-227-0965

VESTIN REALTY MORTGAGE II, INC.
(SUCCESSOR TO VESTIN FUND II, LLC)

CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2006	March 31, 2006
	(UNAUDITED)
Assets
Cash	$7,914,000	$17,820,000
Certificates of deposit	4,325,000	700,000
Investment in marketable securities - related party	1,478,000	--
Interest and other receivables, net of allowance of $160,000 at September 30, 2006 and $183,000 at March 31, 2006	2,641,000	3,434,000
Note receivable, net of allowance of $1,973,000 at September 30, 2006 and $2,096,000 at March 31, 2006	759,000	810,000
Real estate held for sale	14,294,000	38,426,000
Real estate held for sale - seller financed	22,887,000	22,887,000
Investment in real estate loans, net of allowance for loan losses of $10,123,000 at September 30, 2006 and $10,734,000 at March 31, 2006	233,306,000	212,928,000
Assets under secured borrowings	--	11,611,000
Other assets	185,000	63,000

Total assets	$287,789,000	$308,679,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued liabilities	$787,000	$631,000
Due to Manager	--	250,000
Due to Vestin Originations	13,000	--
Secured borrowings	--	11,611,000
Note payable	107,000	17,200,000
Deposit liability	3,821,000	1,365,000
Unearned revenue	907,000	--
Dividend liability	1,792,000	--
Income tax liability	452,000	--

Total liabilities	7,879,000	31,057,000

Commitments and Contingencies

Stockholders' equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	--	--
Common stock, $0.0001 par value; 100,000,000 shares authorized; 29,859,597 shares issued and outstanding at September 30, 2006 and 29,838,442 shares issued and outstanding at March 31, 2006	3,000	3,000
Additional paid in capital	277,741,000	277,619,000
Retained earnings	2,329,000	--
Accumulated other comprehensive loss	(163,000)	--

Total stockholders' equity	279,910,000	277,622,000

Total liabilities and stockholders' equity	$287,789,000	$308,679,000

VESTIN REALTY MORTGAGE II, INC.
(SUCCESSOR TO VESTIN FUND II, LLC)

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE SIX MONTHS ENDED SEPTEMBER 30,
	2006	2005	2006	2005

Revenues
Interest income from investment in real estate loans	$5,096,000	$6,508,000	$9,737,000	$12,149,000
Gain on sale marketable securities	--	10,000	--	10,000
Other income	550,000	453,000	1,215,000	569,000
Total revenues	5,646,000	6,971,000	10,952,000	12,728,000

Operating expenses
Management fees - related party	274,000	273,000	548,000	546,000
Provision for loan loss	--	--	--	2,726,000
Interest expense	3,000	151,000	239,000	621,000
Professional fees	286,000	73,000	480,000	843,000
Professional fees - related party	34,000	19,000	58,000	43,000
Other	210,000	6,000	404,000	20,000
Total operating expenses	807,000	522,000	1,729,000	4,799,000

Income from Operations	4,839,000	6,449,000	9,223,000	7,929,000

Income from real estate held for sale
Revenue related to real estate held for sale	938,000	1,000,000	2,441,000	1,203,000
Net gain on sale of real estate held for sale	1,472,000	--	1,725,000	-
Expenses related to real estate held for sale	(849,000)	(1,639,000)	(2,251,000)	(2,209,000)
Write downs on real estate held for sale	--	--	--	(1,229,000)
Total income (loss) from real estate held for sale	1,561,000	(639,000)	1,915,000	(2,235,000)

Income before provision for income taxes	6,400,000	5,810,000	11,138,000	5,694,000

Provision for income taxes	452,000		452,000

NET INCOME	$5,948,000	$5,810,000	$10,686,000	$5,694,000

Basic and diluted earnings per common share	$0.20		$0.36

Dividends declared per common share	$0.28		$0.28

Net income per weighted average membership unit		$0.18		$0.17

Weighted average common shares / membership units	29,845,807	32,851,440	29,842,145	32,815,435